Exhibit 99

CDW Reports First Quarter Results for 2011

Company Achieves Record First Quarter Net Sales, Gross Profit and Adjusted EBITDA

VERNON HILLS, Ill.--(BUSINESS WIRE)--May 2, 2011--CDW Corporation:

First quarter 2011 highlights:

  Net sales of $2.130 billion, up 10.1 percent year-over-year
  Fifth consecutive quarter of year-over-year double digit sales growth
  Gross profit margin of 16.5 percent, up 70 basis points year-over-year
  Adjusted EBITDA of $155.5 million, up 16.7 percent year-over-year

CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced first quarter 2011 results.

“Business momentum continued in the first quarter as CDW built upon 2010’s record performance by delivering all-time first quarter highs for net sales, gross profit and Adjusted EBITDA,” said John A. Edwardson, chairman and chief executive officer. “Double digit sales growth coupled with gross profit margin expansion of 70 basis points year-over-year indicates the strength of our customer value proposition, while Adjusted EBITDA growth of 16.7 percent demonstrates that our coworkers continue to drive productivity as they provide leading customer service.”

“The first quarter showed the benefit of our portfolio of customer channels as double digit revenue growth across our medium/large, small business and healthcare channels mitigated macro headwinds faced by our government and education channels,” continued Thomas E. Richards, president and chief operating officer. “We delivered strong first quarter financial results while continuing to invest for future growth by adding selling and service delivery resources and launching the new brand campaign.”

“Our priorities for 2011 are unchanged,” added Edwardson. “We expect to profitably grow faster than the market while investing in selling resources and service delivery capabilities.”

First Quarter of 2011:

Total net sales in the first quarter of 2011 were $2.130 billion compared to $1.934 billion in the first quarter of 2010, an increase of 10.1 percent. Average daily sales in the first quarter of 2011 were $33.3 million compared to $30.7 million in the first quarter of 2010, representing an 8.4 percent increase. There were 64 selling days in the first quarter of 2011 and 63 selling days in the first quarter of 2010.

  Total Corporate segment net sales in the first quarter of 2011 were $1.279 billion compared to $1.117 billion in the first quarter of 2010, representing an increase of 14.6 percent. Average daily sales in the first quarter of 2011 were $20.0 million compared to $17.7 million in the first quarter of 2010, representing a 12.8 percent increase. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large sales channel and the Small Business sales channel.
  Total Public segment net sales in the first quarter of 2011 were $724 million compared to $720 million in the first quarter of 2010, representing an increase of 0.5 percent. Average daily sales in the first quarter of 2011 were $11.3 million compared to $11.4 million in the first quarter of 2010, representing a decrease of 1.1 percent. The Public segment was led by especially strong performance in our Healthcare sales channel.

Gross profit for the first quarter of 2011 was $351.5 million compared to $305.9 million in the first quarter of 2010, representing an increase of 14.9 percent. Gross profit margin was 16.5 percent in the first quarter of 2011 compared to 15.8 percent in the same period of 2010, as the year-over-year gross margin percent improved for the fourth consecutive quarter. The increase in gross profit margin was primarily due to favorable price/mix in product margin, including business channel mix as our Federal government business declined as a percentage of total sales. Increased vendor funding also had a favorable impact on gross margin.

Total selling and administrative expenses, including advertising expense, was $259.8 million in the first quarter of 2011 compared to $234.6 million in the first quarter of 2010, representing an increase of 10.7 percent. The increase in total selling and administrative expenses in the first quarter of 2011 was primarily due to increased sales and other variable compensation costs, such as incentive bonuses, consistent with higher sales and gross profit along with increased advertising expense.

Adjusted EBITDA was $155.5 million in the first quarter of 2011 compared to $133.3 million in the first quarter of 2010, representing an increase of 16.7 percent. Adjusted EBITDA margin was 7.3 percent in the first quarter of 2011 compared to 6.9 percent in the first quarter of 2010.

Forward Looking Statements

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three months ended March 31, 2011 and 2010 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 38 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,300 coworkers. In 2010, the company generated sales of $8.8 billion. For more information, visit CDW.com.

A live web cast of CDW’s management discussion of the first quarter of 2011 results will be available at www.cdw.com/investor. The web cast will begin today, May 2, 2011, at 4:00 p.m. ET / 3:00 p.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2011	2010	% Change (1)

Net sales	$2,129.6	$1,934.1	10.1%
Cost of sales	1,778.1	1,628.2	9.2

Gross profit	351.5	305.9	14.9

Selling and administrative expenses	230.4	214.4	7.5
Advertising expense	29.4	20.2	45.5

Income from operations	91.7	71.3	28.6

Interest expense, net	(92.1)	(77.1)	(19.5)
Net (loss) gain on extinguishments of long-term debt	(3.2)	9.2	nm
Other income, net	0.5	0.1	258.9

(Loss) income before income taxes	(3.1)	3.5	nm

Income tax expense	(1.1)	(1.3)	17.0

Net (loss) income	$(4.2)	$2.2	nm %

(1) There were 64 selling days for the three months ended March 31, 2011, compared to 63 selling days for the same period of 2010. On an average daily basis, net sales increased 8.4%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months ended March 31, 2011 and 2010 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended March 31,
	2011	2010	% Change

Net (loss) income	$(4.2)	$2.2
Depreciation and amortization	51.6	52.4
Income tax expense	1.1	1.3
Interest expense, net	92.1	77.1
EBITDA	140.6	133.0
Adjustments:
Non-cash equity-based compensation	4.0	4.3
Sponsor fee	1.3	1.3
Consulting and debt-related professional fees	4.0	2.7
Net loss (gain) on extinguishments of long-term debt	3.2	(9.2)
Other adjustments (1)	2.4	1.2
Adjusted EBITDA	$155.5	$133.3	16.7%

(1) Other adjustments include certain severance and retention costs and equity investment losses.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets

Current assets:
Cash and cash equivalents	$73.7	$36.6	$67.7
Accounts receivable, net of allowance for doubtful accounts of $5.0, $5.0 and $5.0, respectively	1,078.7	1,091.5	972.4
Merchandise inventory	308.7	292.8	266.6
Miscellaneous receivables	173.9	192.8	124.8
Deferred income taxes	50.6	52.8	35.7
Prepaid expenses and other	44.5	35.8	45.8
Total current assets	1,730.1	1,702.3	1,513.0

Property and equipment, net	154.9	158.1	158.6
Goodwill	2,210.0	2,209.1	2,208.5
Other intangible assets, net	1,751.2	1,791.2	1,910.9
Deferred financing costs, net	72.6	79.7	86.0
Other assets	5.8	3.4	2.3
Total assets	$5,924.6	$5,943.8	$5,879.3

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable	$638.6	$565.3	$466.5
Current maturities of long-term debt and capital leases	21.0	132.6	22.6
Accrued expenses and other liabilities	384.0	329.0	384.0
Total current liabilities	1,043.6	1,026.9	873.1

Long-term liabilities:
Debt and capital leases	4,124.7	4,157.4	4,279.9
Deferred income taxes	720.8	730.3	680.8
Other liabilities	75.1	72.7	99.5
Total long-term liabilities	4,920.6	4,960.4	5,060.2

Total shareholders’ deficit	(39.6)	(43.5)	(54.0)
Total liabilities and shareholders’ deficit	$5,924.6	$5,943.8	$5,879.3

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
				Average Daily
	2011	2010	% Change	% Change(1)
Corporate:
Medium / Large	$1,022.9	$893.0	14.6%	12.8%
Small Business	256.4	223.7	14.6	12.8
Total Corporate	$1,279.3	$1,116.7	14.6%	12.8%

Public:
Government	$231.9	$280.5	(17.3)%	(18.6)%
Education	214.6	227.8	(5.8)	(7.3)
Healthcare	277.4	212.0	30.8	28.8
Total Public	$723.9	$720.3	0.5%	(1.1)%

Other	$126.4	$97.1	30.1%	28.1%

Total Net Sales	$2,129.6	$1,934.1	10.1%	8.4%

(1) There were 64 selling days for the three months ended March 31, 2011, compared to 63 selling days for the same period of 2010.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010

Debt and ABL Revolver Availability
Cash and cash equivalents	$73.7	$36.6	$67.7
Total debt (1)	$4,196.4	$4,299.6	$4,405.6
Senior secured debt	$2,267.9	$2,371.1	$2,494.1
Borrowing base (2)	$865.0	$908.5	$823.2
Revolving credit availability	$554.0	$548.0	$515.0
Cash plus revolving credit availability	$627.7	$584.6	$582.7

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	3.5	3.9	4.8
Maximum allowed senior secured leverage ratio	7.5	8.0	7.8
Total net leverage ratio	6.6	7.1	8.6

Working Capital
Days of sales outstanding (DSO) (3)	43	43	47
Days of supply in inventory (DIO) (3)	15	15	14
Days of purchases outstanding (DPO) (3)	(27)	(26)	(25)
Cash conversion cycle (3)	31	32	36

(1) Includes capital lease obligations and amounts owed under trade financing agreements

(2) Amount in effect at quarter end

(3) Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities	$196.3	$313.3
Cash flows from investing activities	(16.2)	(24.4)
Cash flows from financing activities	(143.5)	(309.5)
Effect of exchange rate changes on cash and cash equivalents	0.5	0.3
Net increase (decrease) in cash and cash equivalents	37.1	(20.3)
Cash and cash equivalents – beginning of period	36.6	88.0
Cash and cash equivalents – end of period	$73.7	$67.7

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$(27.7)	$(44.9)
Taxes refunded, net	$36.4	$0.1

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
or
Media Inquiries
Gary Ross
Director, Corporate Communications
(847) 371-5048